Exhibit 10.1
AGREEMENT TO ENTER INTO
SEPARATION AGREEMENT AND RELEASE
     THIS AGREEMENT TO ENTER INTO SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Karen A. Durant (“Employee”) and Pentair, Inc. (“Company”).
RECITALS
     WHEREAS, Employee has been an employee of the Company since 1989 and is currently the Company’s Senior Vice President, Finance and Analysis;
     WHEREAS, the parties desire the employment relationship between them to end on August 1, 2007 (the “Effective Date”);
     WHEREAS, the parties agree that, upon termination of the employment relationship, and in accordance with and subject to the provisions below, each will enter into a Separation Agreement and Release (“Separation Agreement”) , a form copy of which is attached hereto as Exhibit A, in which the Company will extend certain separation benefits to Employee as set forth therein and, in exchange, Employee agrees to release and waive all claims and damages relating to her employment and separation therefrom;
     NOW, THEREFORE, in consideration of the promises and the mutual agreements, covenants and provisions contained in this Agreement, the parties hereto agree as follows:
AGREEMENT
     1. Agreement to Enter Separation Agreement and Release. The Company and Employee agree that the Company shall terminate the employment relationship between them on the “Effective Date”. Upon such termination, the Company and Employee agree to enter into the Separation Agreement.
     2. Minnesota Law Applies. The terms of this Agreement will be governed by the laws of the State of Minnesota, and shall be construed and enforced thereunder. Any dispute arising out of this Agreement shall be decided by a court of appropriate jurisdiction in Minnesota.

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     3. Merger. This Agreement supersedes and replaces all prior oral and written agreements, understandings, and representations between Employee and the Company concerning the subject matter hereof.

Dated: July 12, 2007	/s/ Karen A. Durant

Karen A. Durant

Dated: July 12, 2007	PENTAIR, INC.

	By	/s/ Louis L. Ainsworth
Its Senior Vice President, General Counsel
Attachment—Exhibit A: “Separation Agreement and Release”

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SEPARATION AGREEMENT AND RELEASE
     THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between Karen A. Durant (“Employee”) and Pentair, Inc. (“Pentair” or “Company”).
     1. Separation Payment, COBRA Subsidy and MIP Substitute. In consideration for the mutual promises exchanged herein, the Company will pay to Employee the sum of Three Hundred Twenty-Six Thousand Five Hundred Forty-Seven and Twelve One Hundredths Dollars ($326,547.12), less applicable withholdings (“Separation Payment”), provided Employee does not exercise any right of rescission under Section 8 herein. Two Hundred Four Thousand Ninety-One and Ninety-Five One Hundredths Dollars ($204,091.95), less applicable withholdings, of the Separation Payment shall be paid in the form of a salary continuation in connection with the Company’s regular payroll between the Separation Date and February 29, 2008, and One Hundred Twenty-Two Thousand Four Hundred Fifty-Five and Seventeen One Hundredths Dollars ($122,455.17), less applicable withholdings, of the Separation Payment shall be paid in a lump sum on March 15, 2008.
In recognition of the fact that the cessation of Employee’s employment on the Separation Date (as defined in Section 5 below) renders her ineligible for any payment under the Company’s Management Incentive Plan (“MIP”) for 2007 and as further consideration to Employee, the Company will pay Employee an additional sum, less applicable withholdings (“MIP Substitute”), no later than March 15, 2008 at the same time MIP-eligible employees receive MIP payments provided Employee does not exercise any right of rescission under Section 8 herein. The MIP Substitute shall be an amount equivalent to seven-twelfths (7/12) of the actual MIP payment that would have become due and payable to Employee in March 2008 had her employment continued through December 31, 2007. Further, when the Company performs the calculation of the amount of the actual MIP payment that would have become due and payable to Employee had she continued employment through December 31, 2007, the Company guarantees that the portion of MIP designated as the Strategy Deployment Factor shall be set at no less than 100% of target.
In addition to the Separation Payment and the MIP Substitute, if Employee elects to continue participating in the Company’s group health insurance program pursuant to applicable federal COBRA regulations following the Separation Date, then the Company will pay to Employee the lump sum of Fourteen Thousand Dollars ($14,000.00), less applicable withholdings (“COBRA Subsidy”), to be used toward the cost of future health insurance and dental premiums provided Employee does not exercise any right of rescission under Section 8 herein.
The parties acknowledge that, with or without this Agreement, Employee is entitled to receive and will receive pay for her accrued and unused vacation and that the amount of such accrued vacation is $31,398.76. Employee understands and agrees that, except as provided in the foregoing sentence and in Section 10 herein, she has no rights to, options under, or claims arising under the Company’s vacation and holiday policies, MIP, Omnibus Stock Incentive Plan, Flexible Perquisite Plan, or Pentair, Inc. Employee Stock Purchase and Bonus Plan, and that she holds no stock options or rights to grants of future stock options.

     2. Discharge of Claims. Employee, on behalf of herself, her agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby covenants not to sue for past or present claims and hereby releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents, subsidiaries and successors, and all affiliated companies and corporations and their respective past and present employees, agents, insurers, officials, officers and directors from any and all past or present claims and causes of action of any type arising, or which may have arisen, out of or in connection with her employment or termination of employment with the Company, including but not limited to claims, demands or actions arising under The Minnesota Fair Labor Standards Act (Minn. Stat. § 177.21-35), the Federal Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act to the extent related to claims for money damages, the Minnesota Human Rights Act, Minn. Stat. § 363.01, et seq., Minnesota Workers’ Compensation Act, Minn. Stat. § 176.01 et seq. (excluding claims for workers’ compensation benefits), any other federal, state or local statute, ordinance, regulation or order regarding employment, compensation for employment, termination of employment, or discrimination in employment, and the common law of any state. Employee further understands that this discharge of claims extends to, but is not limited to, all claims which she may have as of the date of this Agreement against the Company, based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, and any and all claims for damages, attorney fees or costs. Employee acknowledges that the discharge of claims in this paragraph applies to all claims that she is legally permitted to release, and as such does not apply to any vested rights under the Company’s retirement plans or under the Pentair, Inc. Non-Qualified Deferred Compensation Plan (“Sidekick”), nor does it preclude her from filing a charge of discrimination, though she may not recover damages if she does file such a charge.
     3. Confidential Information Acquired During Employment. Employee agrees that she will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, internal affairs materials, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information which Employee acquired while working for the Company. Employee agrees that she will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by Company. Employee acknowledges that any violation of this non-disclosure provision shall entitle Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.
     4. Confidentiality, No Disparaging Remarks. Employee represents and agrees that she will keep the terms and facts of this Agreement completely confidential, and that she will not disclose any information concerning this Agreement to anyone, except for her counsel, tax accountant, spouse or except as may be required by law or agreed to in writing by the Company. Further, Employee shall not make any disparaging remarks of any sort or otherwise communicate any disparaging information about the Company or any of the other released persons or entities herein to any third party.
     5. Separation From Employment. Employee’s employment with the Company, and all benefits associated therewith, except as herein provided and except as provided in any employee benefit plan in which Employee is a participant, ended on August 1, 2007 (“Separation Date”), and Employee is signing this Agreement after the Separation Date. Further, effective on the Separation Date, Employee has resigned all positions she held as an officer or director of the Company or any of its subsidiaries or affiliated companies, including, but not limited to, Faradyne Motors, LLC.
     6. Cooperation. At the request of the Company Employee will cooperate in connection with any claims or lawsuits where Employee has knowledge of the facts. Employee further agrees that she will not voluntarily aid, assist, or cooperate with anyone who has claims against the Company or any of its affiliates or with their attorneys or agents in any claims or lawsuits which such person may bring. However, nothing in this Agreement prevents Employee from testifying at an administrative hearing, arbitration, deposition or in court in response to a lawful and properly served subpoena, nor does it preclude Employee from filing a charge of discrimination or cooperating with government agencies in connection with a charge (though she may not recover damages if she does file such a charge as noted in Section 2 above).
     The Company, for its part, shall evaluate in good faith any proposed employment opportunity that Employee presents to the Company for consideration to determine whether such opportunity is appropriate in light of the restrictive covenants to which Employee is bound under the terms and conditions of the Supplemental Executive Retirement Plan (“SERP”) in which Employee is a participant.
     7. No Wrongdoing. Employee and the Company agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of Employee, the Company or any person, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by anyone.

     8. Rescission.
     a. Rescission of Agreement. Employee understands that she may nullify and rescind this entire Agreement at any time within the next seven (7) days from the date of signature below by indicating her desire to do so in writing and delivering that writing to Fred Koury at Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416, by hand or by certified mail. Employee further understands that if she rescinds this Agreement on a timely basis, the Company will not be bound by any of the terms of this Agreement, and Employee shall have no right to receive any monies or benefits conferred under this Agreement.
     b. Rescission of Release of Claims under Minnesota Human Rights Act. Employee understands that she may nullify and rescind that portion of Section 2 of this Agreement which relates to Employee’s release of claims under the Minnesota Human Rights Act and that she may do so at any time within the next fifteen (15) days from the date of signature below by indicating her desire to do so in writing and delivering that writing to Fred Koury at Pentair, Inc., 5500 Wayzata Boulevard, Suite 800, Golden Valley, MN 55416, by hand or by certified mail. If Employee elects on a timely basis to rescind that portion of Section 2 of this Agreement which relates to Employee’s release of claims under the Minnesota Human Rights Act, then the Company shall pay Employee the sum of $1,000, less applicable withholdings, and Employee shall have no right to any other monies or benefits conferred under this Agreement.
     9. Minnesota Law Applies. The terms of this Agreement will be governed by the laws of the State of Minnesota, and shall be construed and enforced thereunder. Any dispute arising out of this Agreement shall be decided by a court of appropriate jurisdiction in Minnesota.
     10. Restricted Shares and Stock Options under Omnibus Plan. Provided Employee signs this Agreement and does not timely rescind the same, Employee shall be entitled to, and the Company agrees to recognize the following benefits in accordance with the Omnibus Plan documents and with respect to the restricted stock and stock options set forth in Exhibit A hereto: (i) as of the Separation Date, the Company agrees to release the restrictions on Employee’s unvested restricted shares listed on Exhibit A on a pro-rated basis, calculated as a percentage equal to the number of months from the date of the award to the Separation Date, divided by the total number of months in the original restriction period, and (ii) all of Employee’s stock options listed on Exhibit A which are exercisable as of the Separation Date may be exercised by Employee in accordance with the Omnibus Plan documents through thirty (30) to ninety (90) days as applicable following the Separation

Date after which time all vested options granted to Employee will expire. Employee acknowledges that all restricted stock on Exhibit A that is not so released in accordance with this paragraph will automatically become void and that all stock options on Exhibit A which are not exercisable in accordance with this paragraph will automatically expire as set forth herein.
     11. Outplacement. Provided Employee does not exercise any right of rescission under Section 8 herein and as additional consideration to Employee, the Company shall pay for outplacement services provided by Right Management Consultants for Employee’s benefit to the extent such services are actually utilized by Employee within one (1) year following the Separation Date and to the extent the cost does not exceed Twenty Thousand Dollars ($20,000). In lieu of outplacement services, Employee may elect to receive a cash payment in the amount of Twenty Thousand Dollars ($20,000), less applicable withholdings, by informing the Company in writing of such election within fifteen (15) days of her execution of this Agreement; if Employee makes such a timely election, Company will provide the payment to her within sixty (60) days of such election.
     12. Section 409A and Taxes Generally. Some or all of the payments made under or pursuant to this Agreement may be subject to Section 409A of the Internal Revenue Code of 1986. The Company makes no representation or warranties with respect to the application of such section to such payments. Employee is solely responsible for any federal, state or local income taxes and other taxes imposed on her with respect to such payments, whether by reason of Section 409A or otherwise. Company shall be entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Company.
     13. Merger. This Agreement and the terms and conditions of the employee benefit plans in which Employee is a participant supersede and replace all prior oral and written agreements, understandings, and representations between Employee and the Company or their respective attorneys. Employee understands and agrees that all claims which she has or may have against the Company are fully released and discharged by this Agreement. The only claims which Employee may hereafter assert against the Company are limited to an alleged breach of this Agreement.
     14. Invalidity. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.
     15. Employee Understands the Terms of this Agreement. Other than stated herein, Employee warrants that (a) no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Employee is legally competent to execute this

Agreement and accepts full responsibility therefor; (d) the Company has advised Employee to consult with an attorney; (e) the Company has allowed Employee at least twenty-one (21) days within which to consider this Agreement; and (f) Employee fully understands this Agreement and has been advised by counsel of the consequences of signing this Agreement.

Dated:

EMPLOYEE

Dated:	PENTAIR, INC.

By

Its

Exhibit A
Stock Options

Grant	Expiration	Plan	Grant	Shares					Exercise Period
Date	Date	ID	Type	Granted	Price	Outstanding	Exercisable		following Termination

1/19/1994	1/19/1999	1990	Incentive	600	$8.88	0	0	current
1/18/1995	1/18/2000	1990	Incentive	624	$10.75	0	0	current
1/22/1996	1/22/2001	1990	Incentive	804	$12.50	0	0	current
1/22/1997	1/22/2002	1990	Incentive	762	$15.50	0	0	current
1/22/1998	1/22/2008	1990	Incentive	15,964	$17.50	0	0	current
1/22/1998	1/22/2008	1990	Non-Qualified	36	$17.50	0	0	current
1/14/1999	1/14/2009	1990	Incentive	5,516	$19.81	0	0	current
1/14/1999	1/14/2009	1990	Non-Qualified	10,484	$19.81	0	0	current
1/3/2000	1/3/2010	1990	Incentive	5,528	$18.09	0	0	current
1/3/2000	1/3/2010	1990	Non-Qualified	12,472	$18.09	0	0	current
1/2/2001	1/2/2011	1990	Incentive	8,792	$11.38	0	0	current
1/2/2001	1/2/2011	1990	Non-Qualified	18,208	$11.38	0	0	current
1/2/2002	1/2/2012	1990	Incentive	5,510	$18.15	0	0	current
1/2/2002	1/2/2012	1990	Non-Qualified	14,490	$18.15	0	0	current
1/2/2003	1/2/2013	1990	Non-Qualified	30,276	$17.47	0	0	current
1/2/2003	1/2/2013	1990	Incentive	5,724	$17.47	0	0	current
1/2/2004	1/2/2014	1990	Non-Qualified	55,630	$22.88	0	0	current
1/2/2004	1/2/2014	1990	Incentive	4,370	$22.88	0	0	current
2/6/2004	1/3/2010	1990	Non-Qualified/RL	3,746	$26.70	0	0	current
2/6/2004	1/3/2010	1990	Non-Qualified/RL	8,450	$26.70	0	0	current
2/6/2004	1/2/2011	1990	Non-Qualified/RL	3,744	$26.70	0	0	current
2/6/2004	1/2/2011	1990	Non-Qualified/RL	7,756	$26.70	0	0	current
1/6/2005	1/6/2015	1990	Non-Qualified	37,558	$40.95	37,558	26,666	current	90 days
							10,892	on 01/06/2008
1/6/2005	1/6/2015	1990	Incentive	2,442	$40.95	2,442	0	current
							2,442	on 01/06/2008
3/15/2005	1/2/2012	1990	Non-Qualified/RL	6,446	$40.79	6,446	6,446	current	30 days
3/15/2005	1/2/2013	1990	Non-Qualified/RL	6,621	$40.79	6,621	6,621	current	30 days
3/15/2005	1/2/2013	1990	Non-Qualified/RL	3,657	$40.79	3,657	3,657	current	30 days
3/15/2005	1/2/2014	1990	Non-Qualified/RL	11,218	$40.79	11,218	11,218	current	30 days
1/3/2006	1/3/2016	1990	Non-Qualified	42,083	$34.28	42,083	15,000	current	90 days
							15,000	on 01/03/2008
							12,083	on 01/03/2009
1/3/2006	1/3/2016	1990	Incentive	2,917	$34.28	2,917	0	current
							2,917	on 01/03/2009
3/3/2006	1/2/2012	1990	Non-Qualified/RL	2,398	$41.69	2,398	2,398	current	30 days
1/3/2007	1/3/2017	1990	Non-Qualified	49,673	$30.05	49,673	0	current
							17,666	on 01/03/2008
							17,667	on 01/03/2009
							14,340	on 01/03/2010
1/3/2007	1/3/2017	1990	Incentive	3,327	$30.05	3,327	0	current
							3,327	on 01/03/2010

	Plan Totals			387,826		168,340	72,006	current

Restricted Stock

			Months in
Grant	Release	Shares	Restriction	Months	Percent	Prorated
Date	Date	Granted	Period	Held	Vested	Shares

1/2/2004	1/2/2008	6,000	48.00	42.97	89.52%	5,371

2/25/2004	2/25/2008	113	48.00	41.19	85.82%	97

1/6/2005	1/6/2008	3,500	36.00	30.81	85.57%	2,995
	1/6/2009	3,500	48.00	30.81	64.18%	2,246

2/23/2005	2/23/2008	89	36.00	29.23	81.19%	72
	2/23/2009	90	48.00	29.23	60.89%	55

1/3/2006	1/3/2009	3,500	36.00	18.90	52.51%	1,838
	1/3/2010	3,500	48.00	18.90	39.38%	1,378

3/1/2006	3/1/2009	50	36.00	17.03	47.31%	24
	3/1/2010	50	48.00	17.03	35.48%	18

4/5/2006	4/5/2010	24,808	48.00	15.88	33.08%	8,207

1/3/2007	1/3/2010	4,000	36.00	6.90	19.18%	767
	1/3/2011	4,000	48.00	6.90	14.38%	575

3/1/2007	3/1/2010	116	36.00	5.03	13.97%	16
	3/1/2011	116	48.00	5.03	10.48%	12

Total		53,432				23,671